Exhibit 4.4
March 30, 2005
Ms. Paula J. Norbom
Vice President, Finance
Restore Medical Inc.
2800 Patton Road
St. Paul, MN 55113
     Re:       Delivery of Audited Financial Statements
Dear Ms. Norbom:
     Reference is made to that certain Investors’ Rights Agreement dated as of January 28, 2004, as amended by that certain First Amendment to Investors’ Rights Agreement dated as of March 17, 2005 (as further amended, restated, modified or supplemented from time to time, the “Investors’ Rights Agreement ”) by and among Restore Medical Inc., a Delaware corporation (f/k/a Restore Medical, Inc., a Minnesota corporation) (the “Company”), the investors and other stockholders of the Company listed on Schedule A thereto (the “Investors”) and the holders of the Company’s capital stock listed on Schedule B thereto (the “Founders”). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Investors’ Rights Agreement.
     Under Section 2.1 (a) of the Investors’ Rights Agreement, the Company agreed to deliver to each Major Investor as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, in each case audited and certified by independent public accountants of nationally recognized standing selected by the Company. The failure by the Company to deliver audited financial statements within 90 days following the end of each fiscal year would constitute a breach of the covenant set forth in Section 2.1 (a) of the Investors’ Rights Agreement.
     Please be advised that the undersigned Investors hereby waive the requirement to deliver audited financial statements to the Major Investors within 90 days following the end of each fiscal year of the Company, including with respect to the fiscal year ended December 31, 2004 and each year thereafter, on the condition that the Company shall deliver to the Major Investors the financial statements required under Section 2.1(a) of the Investors’ Rights Agreement as soon as practicable, and in any event no later than 120 days following the end of each fiscal year of the Company. The foregoing waiver is expressly conditioned on the Company’s compliance with the condition set forth in the preceding sentence.
     This waiver is specific in intent and does not constitute, nor should it be construed as, a waiver of any default, whether retroactively or prospectively, of any other term or provision of the Investors’ Rights Agreement.

     This waiver may be signed by facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This waiver shall not be effective until signed by the Company, the holders of a majority of the Registrable Securities that are held by Major Investors, and the holders of at least a majority of the issued and outstanding shares of Series C Preferred Stock.

Very truly yours,

MPM BIOVENTURES II, LP

By:	MPM Asset Management II, L.P., its General Partner
By:	MPM Asset Management II, LLC, its General Partner

By:	/s/ Luke Evnin
Name: Luke Evnin
Title:

MPM BIOVENTURES II-QP, L.P.

By:	MPM Asset Management II, L.P., its General Partner
By:	MPM Asset Management II, LLC, its General Partner

By:	/s/ Luke Evnin
Name: Luke Evnin
Title:

MPM BIOVENTURES GMBH & CO PARALLEL-BETEILIGUNGS KG

By:	MPM Asset Management II, L.P., its General Partner
By:	MPM Asset Management II, LLC, its General Partner

By:	/s/ Luke Evnin
Name: Luke Evnin
Title:

MPM ASSET MANAGEMENT INVESTORS 2000B LLC

By:	/s/ Luke Evnin
Name: Luke Evnin
Title:

BESSEMER VENTURE PARTNERS VI L.P.

By:	Deer & Co. LLC, General Partner/Managing Member

By:	/s/ J. Edmund Colloton
Name: J. Edmund Colloton
Title: Executive Manager

TH LEE, PUTNAM INVESTMENT TRUST — TH LEE, PUTNAM EMERGING OPPORTUNITIES PORTFOLIO

By:	TH Lee, Putnam Capital Management, LLC

By:	/s/ Robert R. Leveille
Name: Robert R. Leveille
Title: Senior Vice President

GENERAL ELECTRIC PENSION TRUST

By:	GE Asset Management Incorporated, its Investment Manager

By:	/s/ Patrick J. McNeela
Name: Patrick J. McNeela
Title: Vice President

NGEN ENABLING TECHNOLOGIES FUND, L.P.

By:	/s/ Peter Grubstein
Name: Peter Grubstein
Title: Managing Member

STATE STREET BANK AND TRUST COMPANY AS TRUSTEE FOR THE DUPONT PENSION TRUST

By:
Name:
Title:

WILTON PRIVATE EQUITY FUND, LLC

By:	Wilton Asset Management, L.L.C., its Manager

By:
Name:
Title:

CLS I-IV, LLC

By:	/s/ A. Barr Dolan

Name: A. Barr Dolan
Title:

VENTURI I, LLC

By:	/s/ Mark B. Knudson

Mark B. Knudson
Chairman